Exhibit 10.37

as of July 1, 2015

John P. Nallen

Senior Executive Vice President and Chief Financial Officer

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Dear John:

This letter agreement (the “Letter Agreement”) is intended to constitute a binding modification to your Employment Agreement (the “Agreement”) dated as of July 1, 2013, between 21st Century Fox America, Inc. (formerly known as News America Incorporated, the “Company”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (“21st Century Fox”), and shall confirm the terms and conditions which will apply to your Agreement as from July 1, 2015. All terms and conditions set forth in the Agreement remain applicable unless otherwise amended by the terms and conditions outlined below.  Capitalized terms used and not defined herein shall have the meanings given such terms in the Agreement.

The Company and you agree that the Agreement is hereby amended as follows:

1.	Duties.

The Company and you hereby agree that references to the Chief Operating Officer of 21st Century Fox in Section 1 shall be deleted and replaced with Lachlan K. Murdoch, an Executive Chairman of 21st Century Fox.

2.	Term.
a.

Section 2 of the Agreement states that the Term of Employment shall mean the period from July 1, 2013 through June 30, 2016. The Company and you hereby agree to extend the Term of Employment through June 30, 2018.

b.

Section 2 of the Agreement states that not later than March 1, 2016, the parties shall enter into discussion to determine whether they are interested in continuing your employment after the Term of Employment. The Company and you hereby agree that the reference to March 1, 2016 shall be deleted and replaced with March 1, 2018.

3.	Compensation.
a.	Section 4(b) of the Agreement states that you will be entitled to receive an Annual Bonus with a target of not less than $3,000,000 (the “Target Bonus”)

with a maximum payout of not less than $6,000,000. The Company and you hereby agree that the Target Bonus for the fiscal years ending June 30, 2016, 2017 and 2018 will be not less than $4,000,000 with a maximum payout of not less than $8,000,000.

b.

Section 4(c) of the Agreement states that for each fiscal year during the Term of Employment, the target amount for your PSU Bonus for the applicable fiscal year shall be not less than $3,000,000 (the “PSU Target Value”). The Company and you hereby agree that, beginning with the fiscal year 2016-2018 performance cycle, the PSU Target Value shall be not less than $4,000,000.

c.

The last sentence of Section 4(c) shall be deleted in its entirety and replaced with the following: In the event that the Term of Employment expires during the performance period of a PSU Bonus (the “Performance Period”), the Executive shall continue to be eligible to earn the full value of the PSU Bonus.

4.	Compensation Upon Termination.
The language which states “subject to Section 4(c) of this Agreement” shall be deleted in its entirety from Sections 10(a)(v), 10(b)(iii), 10(c)(iv) and 10(d)(iii).
5.	Excises Taxes.
The Company and you hereby agree to add a new Section 19 to the Agreement as follows:

19. Excise Taxes.  In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of the Executive whether pursuant to this Agreement or any other agreement between Executive and the Company or 21st Century Fox, or any person or entity that acquires ownership or effective control of the Company or 21st Century Fox or ownership of a substantial portion of the assets of the Company or 21st Century Fox (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan or agreement (the “Total Payments”) is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to the Executive after reducing the Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to this Agreement and then to any other plan or agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to the Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the outside accounting firm of the Company (the “Accounting Firm”). If the Accounting Firm determines that no Excise Tax is imposed on the Total Payments and it subsequently is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Total Payments are in excess of the Safe Harbor Cap (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand; provided, however, if the Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), the Executive shall not be required to repay the Excess Payment (and if Executive has already repaid such amount, the Company shall refund the amount to Executive). This Section 19 shall supersede Section 10.4 of the 21st Century Fox 2005 Long-Term Incentive Plan and Section 10.4 of the 21st Century Fox 2013 Long-Term Incentive Plan.

6.	Miscellaneous.
All references in the Agreement to “News America Incorporated” shall be amended to be references to 21st Century Fox America, Inc.

By counter-signing this letter agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,
21ST CENTURY FOX AMERICA, INC.
By:	/s/ Janet Nova
Name:	Janet Nova
Title:	EVP and Deputy General Counsel

Acknowledged and Agreed: /s/ John P. Nallen
John P. Nallen

Guaranty

The undersigned guarantees the performance of the foregoing amendment in all respects.

TWENTY-FIRST CENTURY FOX, INC.
By:	/s/ Janet Nova
Name:	Janet Nova
Title:	EVP and Deputy Group General Counsel